    Exhibit 23.1

Consent of Ernst & Young, LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (S-3) and related Prospectus of PriceSmart, Inc. for the registration of 16,052,668 shares of its common stock and to the incorporation by reference therein of our report dated October 29, 2004, with respect to the consolidated financial statements of PriceSmart, Inc. included in its Annual Report (Form 10-K) for the year ended August 31, 2004, filed with the Securities and Exchange Commission.

We also consent to the incorporation by reference therein of our report dated October 29, 2004, with respect to the financial statement schedule of PriceSmart, Inc. for the years ended August 31, 2004, 2003 and 2002 included in the Annual Report (Form 10-K) for 2004 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

November 29, 2004